CHIF Announces Agreement to Acquire Chinese Cement Company


NEW YORK, November 11 /PRNewswire/ -- China Food and Beverage Company (OTC Bulletin Board: CHIF - news) announced today the entry into an agreement in principle and Letter of Intent with Fairest Enterprises, Ltd. for the acquisition of a majority interest and operating control of the China Xuzhou Leader Cement Company, Limited ("China Cement") in Da Miao Town, Jiangsu Province, Peoples' Republic of China.

The parties have entered into a non-binding Letter of Intent for the acquisition of this business and covenant not to adversely convey or transfer the subject property pending due diligence and entry of a definitive agreement and to act in good faith to attempt to reach final definitive terms of purchase and acquisition pursuant to standard and customary due diligence. The specific terms of the acquisition were not announced, as they have yet to be negotiated between the parties.


The Company announced that the China Cement plant is a modern state-of-the art cement plant producing various types of concrete products for the rapidly developing building industry in Jiangsu Province of China. The Company announced that the unaudited financial documents, preliminarily supplied by China Cement, indicated total assets of approximately $2,000,000 as of December 31, 2002 with total revenues for the calendar year 2002 of $1,600,000 resulting in a net income of $170,000. It should be noted that the foregoing preliminary financials are supplied by China Cement on an unaudited basis and have not been verified or reviewed by the Company or its agents.

CHIF will announce the progress of negotiations towards a definitive agreement and all terms of any actual acquisition as may be negotiated or terminated.

The Company is enthused about the prospects for acquiring this threshold industry within this rapid developing region and the potential establishment of a substantial material working asset for the company.

For further information on CHIF contact investor relations, Toll-Free at 1 (877) 667-9377 or ir@conquestfinancial.com
            ------------------------

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that, all forward-looking statements involve risks and uncertainties, including without limitation, the ability of China Food and Beverage Company to accomplish its stated plan of business. China Food and Beverage believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by China Food & Beverage Company or any other person.

Contact Person: Gregory Ruggiero

877-667-9377